EXHIBIT 10.6
                              CONSULTING AGREEMENT

                              Consulting Agreement


THIS CONSULTING AGREEMENT, having an effective date of October 9, 2000 is made between Deirdre (Dee) E. Sweeney, doing business as Sweeney Regulatory Consulting (herein referred to as "Consultant"), 18026 NE 133rd Street Redmond, WA 98052 (SS####-##-####) and Phage Therapeutics International Inc., having a mailing address as 19244-64th Place NE, Kenmore, WA 98028-3380 (herein referred to as "Client")

The parties agree as follows:

(1) Term. The Term of this Agreement shall be from October 16, 2000 through October 16, 2001. Either party may terminated this agreement immediately with cause, or upon 30 days prior to written notice without cause.

(2) Service to be Provided. Consultant shall provide regulatory consulting services related to FDA requirements for submission of Investigational New Drug Applications (INDs) to conduct clinical studies used to support the development and marketing of Client's products.

(3) Compensation. During the term of this Agreement, Client shall pay Consultant a fee of $120 per hour, for approximately 40 hours per month, the total amount payable monthly upon receipt of an invoice for services to be sent to the attention of Richard Honour, PhD. The invoices submitted by Consultant shall provide the date and a brief description of services rendered, and Client shall provide payment for approved services within thirty (30 ) days of receipt of such invoice. Consultant understands that she is an independent contractor and will be responsible for her own withholding taxes and social security deductions.

         In addition, Client shall reimburse Consultant for actual and necessary out-of-pocket expenses incurred (when pre-approved by Client), where such expenses are related to services rendered under this Agreement, such as overnight travel.

(4) Confidential Information and Property. Consultant agrees that she will not disclose or use any Confidential Information related to Client, or any property of Client, except as Client shall direct as described in the "Confidential Disclosure Agreement" signed by both parties (Attachment A).

(5) Entire Agreement. This agreement (and its attachment A) expresses the entire understanding between the parties on the subject matter hereof. The provisions of this agreement may not be waived or modified except by a writing signed by the party against whom enforcement is sought. No waiver of breach shall constitute a subsequent waiver of any subsequent breach, and if any provisions of this agreement are held to be invalid or unenforeceable, the remaining provisions shall remain valid and enforceable.

                                          Client:
                                          -------
  Sweeney Regulatory Consulting:          Phage Therapeutics International, Inc.

  By   /s/ Deirdre E. Sweeney /s/         By     /s/ Richard C. Honour /s/

  Deirdre E. Sweeney                      Richard C. Honour

  Its      Sole Proprietor                Its     Director

  Date Signed       10-09-00              Date Signed       10-16-00